Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The SCO Group, Inc.:

We consent to the use of our report dated February 18, 2005, except as to Note 16, which is as of March 11, 2005, with respect to the consolidated balance sheet of The SCO Group, Inc. and subsidiaries as of October 31, 2004, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended October 31, 2004 and 2003, and the related financial statement schedule, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

May 2, 2006